Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant

to § 240.13d-1(b), (c) and (d) and Amendments Thereto Filed

Pursuant to § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )*

Savers Value Village, Inc.

(Name of Issuer)

Common Stock, par value $0.000001 per share

(Title of Class of Securities)

80517M109

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 80517M109	Schedule 13G	Page 1 of 21

1	Names of Reporting Persons ASSF IV AIV B Holdings III, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 9,967,710
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,967,710
9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,967,710
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 6.2%
12	Type of Reporting Person PN

CUSIP No. 80517M109	Schedule 13G	Page 2 of 21

1	Names of Reporting Persons ASSF IV AIV B, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 9,110,184
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 9,110,184
9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,110,184
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 5.7%
12	Type of Reporting Person PN

CUSIP No. 80517M109	Schedule 13G	Page 3 of 21

1	Names of Reporting Persons ASSF Operating Manager IV, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 21,588,517
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 21,588,517
9	Aggregate Amount Beneficially Owned by Each Reporting Person 21,588,517
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 13.5%
12	Type of Reporting Person PN

CUSIP No. 80517M109	Schedule 13G	Page 4 of 21

1	Names of Reporting Persons ASOF Holdings I, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 37,388,017
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 37,388,017
9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,388,017
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 23.3%
12	Type of Reporting Person PN

CUSIP No. 80517M109	Schedule 13G	Page 5 of 21

1	Names of Reporting Persons ASOF Investment Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 37,388,017
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 37,388,017
9	Aggregate Amount Beneficially Owned by Each Reporting Person 37,388,017
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 23.3%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 6 of 21

1	Names of Reporting Persons Ares Corporate Opportunities Fund V, L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 75,682,654
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 75,682,654
9	Aggregate Amount Beneficially Owned by Each Reporting Person 75,682,654
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 47.2%
12	Type of Reporting Person PN

CUSIP No. 80517M109	Schedule 13G	Page 7 of 21

1	Names of Reporting Persons ACOF Investment Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 75,682,654
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 75,682,654
9	Aggregate Amount Beneficially Owned by Each Reporting Person 75,682,654
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 47.2%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 8 of 21

1	Names of Reporting Persons Ares Management LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 9 of 21

1	Names of Reporting Persons Ares Management Holdings L.P.
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person PN

CUSIP No. 80517M109	Schedule 13G	Page 10 of 21

1	Names of Reporting Persons Ares Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 11 of 21

1	Names of Reporting Persons Ares Management Corporation
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person CO

CUSIP No. 80517M109	Schedule 13G	Page 12 of 21

1	Names of Reporting Persons Ares Voting LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 13 of 21

1	Names of Reporting Persons Ares Management GP LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 14 of 21

1	Names of Reporting Persons Ares Partners Holdco LLC
2	Check the Appropriate Box if a Member of a Group	(a) ☐ (b) ☒
3	SEC Use Only
4	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0
	6	Shared Voting Power 134,659,188
	7	Sole Dispositive Power 0
	8	Shared Dispositive Power 134,659,188
9	Aggregate Amount Beneficially Owned by Each Reporting Person 134,659,188
10	Check if the Aggregate Amount in Row (9) Excludes Certain Shares Not Applicable
11	Percent of Class Represented by Amount in Row 9 83.9%
12	Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 80517M109	Schedule 13G	Page 15 of 21

ITEM 1.	(a)	Name of Issuer:

Savers Value Village, Inc. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

11400 S.E. 6th Street, Suite 125, Bellevue, WA 98004.

ITEM 2.	(a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons” or the “Ares Entities.” This statement is filed on behalf of:

ASSF IV AIV B Holdings III, L.P. (“ASSF IV AIV Holdings”)

ASSF IV AIV B, L.P. (“ASSF IV AIV”)

ASSF Operating Manager IV, L.P.

ASOF Holdings I, L.P. (“ASOF Holdings I”)

ASOF Investment Management LLC

Ares Corporate Opportunities Fund V, L.P. (“ACOF V”)

ACOF Investment Management LLC

Ares Management LLC

Ares Management Holdings L.P.

Ares Holdco LLC

Ares Management Corporation (“Ares Management”)

Ares Voting LLC

Ares Management GP LLC

Ares Partners Holdco LLC (“Ares Partners”)

(b)	Address or Principal Business Office:

The principal business address of each of the Reporting Persons is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(c)	Citizenship of each Reporting Person is:

The Reporting Persons are each organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common stock, par value $0.000001 per share (“Common Stock”).

CUSIP No. 80517M109	Schedule 13G	Page 16 of 21

(e)	CUSIP Number:

80517M109

ITEM 3.

Not applicable.

ITEM 4.	Ownership.

(a-c)

The ownership information presented below represents beneficial ownership of the shares of Common Stock as of December 31, 2023, based upon 160,452,633 shares of Common Stock outstanding as of November 6, 2023, as disclosed in the Issuer’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 13, 2023.

Reporting Person	Amount beneficially owned	Percent of class:	Sole power to vote or to direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
ASSF IV AIV B Holdings III, L.P.	9,967,710	6.2%	0	9,967,710	0	9,967,710
ASSF IV AIV B, L.P.	9,110,184	5.7%	0	9,110,184	0	9,110,184
ASSF Operating Manager IV, L.P.	21,588,517	13.5%	0	21,588,517	0	21,588,517
ASOF Holdings I, L.P.	37,388,017	23.3%	0	37,388,017	0	37,388,017
ASOF Investment Management LLC	37,388,017	23.3%	0	37,388,017	0	37,388,017
Ares Corporate Opportunities Fund V, L.P.	75,682,654	47.2%	0	75,682,654	0	75,682,654
ACOF Investment Management LLC	75,682,654	47.2%	0	75,682,654	0	75,682,654
Ares Management LLC	134,659,188	83.9%	0	134,659,188	0	134,659,188
Ares Management Holdings L.P.	134,659,188	83.9%	0	134,659,188	0	134,659,188
Ares Holdco LLC	134,659,188	83.9%	0	134,659,188	0	134,659,188
Ares Management Corporation	134,659,188	83.9%	0	134,659,188	0	134,659,188
Ares Voting LLC	134,659,188	83.9%	0	134,659,188	0	134,659,188
Ares Management GP LLC	134,659,188	83.9%	0	134,659,188	0	134,659,188
Ares Partners Holdco LLC	134,659,188	83.9%	0	134,659,188	0	134,659,188

Includes 9,967,710 shares held by ASSF IV AIV Holdings, 9,110,184 shares held by ASSF IV AIV, 37,388,017 shares held by ASOF Holdings I and 75,682,654 shares held by ACOF V. Also includes 2,510,623 shares held by an account managed by ASSF Operating Manager IV, L.P. with respect to which the Ares Entities may be deemed to have shared voting or dispositive power.

Ares Partners is the sole member of each of Ares Voting LLC and Ares Management GP LLC, which are respectively the holders of the Class B and Class C common stock of Ares Management, which common stock allows them, collectively, to generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met.

CUSIP No. 80517M109	Schedule 13G	Page 17 of 21

Ares Management is the sole member of Ares Holdco LLC, which is the general partner of Ares Management Holdings L.P., which is the sole member of Ares Management LLC, which is: (i) the sole member of ACOF Investment Management LLC, which is the manager of ACOF V; (ii) the general partner of ASSF Operating Manager IV, L.P., which is the manager of each of ASSF IV AIV Holdings and ASSF IV AIV; and (iii) the sole member of ASOF Investment Management LLC, which is the manager of ASOF Holdings I.

Each of the Ares Entities may be deemed to share beneficial ownership of the securities reported herein, but each disclaims any such beneficial ownership of securities not held of record by them. Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over Board Members’ decisions. Each of these individuals disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by Ares Partners.

ITEM 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

ITEM 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not applicable.

ITEM 9.	Notice of Dissolution of Group.

Not applicable.

ITEM 10.	Certification.

Not applicable.

CUSIP No. 80517M109	Schedule 13G	Page 18 of 21

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 13, 2024

ASSF IV AIV B Holdings III, L.P.

By:	ASSF Operating Manager IV, L.P., its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASSF IV AIV B, L.P.

By:	ASSF Operating Manager IV, L.P., its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASSF Operating Manager IV, L.P.

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF Holdings I, L.P.

By:	ASOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ASOF Investment Management LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

CUSIP No. 80517M109	Schedule 13G	Page 19 of 21

Ares Corporate Opportunities Fund V, L.P.

By:	ACOF Investment Management LLC, its manager

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

ACOF Investment Management LLC

By:	/s/ Evan Hoole
Name:	Evan Hoole
Title:	Authorized Signatory

Ares Management LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management Holdings L.P.

By:	Ares Holdco LLC, its general partner,

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management Corporation

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

CUSIP No. 80517M109	Schedule 13G	Page 20 of 21

Ares Voting LLC

By:	Ares Partners Holdco LLC, its sole member

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Management GP LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

Ares Partners Holdco LLC

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Authorized Signatory

CUSIP No. 80517M109	Schedule 13G	Page 21 of 21

LIST OF EXHIBITS

Exhibit No.	Description

99	Joint Filing Agreement.